CAMPBELL ALTERNATIVE ASSET TRUST
                          MONTHLY REPORT - JANUARY 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (22,629.643 units) at December 31, 2007           $  36,288,756
Additions of 470.349 units on January 31, 2008                          754,052
Redemptions of (178.251) units on January 31, 2008                     (285,768)
Offering Costs                                                          (27,295)
Net Income - January 2008                                                17,943
                                                                  -------------

Net Asset Value (22,921.741 units) at January 31, 2008            $  36,747,688
                                                                  =============

Net Asset Value per Unit at January 31, 2008                      $    1,603.18
                                                                  =============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                      $     139,842
    Change in unrealized                                                480,224

  Gains (losses) on forward and options on forward contracts:
    Realized                                                             35,421
    Change in unrealized                                               (641,763)
  Interest income                                                       104,735
                                                                  -------------

                                                                        118,459
                                                                  -------------

Expenses:
  Brokerage fee                                                          93,198
  Performance fee                                                             0
  Operating expenses                                                      7,318
                                                                  -------------

                                                                        100,516
                                                                  -------------

Net Income (Loss) - January 2008                                  $      17,943
                                                                  =============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on January 31, 2008                      $   1,603.18

Net Asset Value per Unit on December 31, 2007                     $   1,603.59

Unit Value Monthly Gain (Loss) %                                         (0.03)%

Fund 2008 calendar YTD Gain (Loss) %                                     (0.03)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Executive Officer
                                       Campbell & Company, Inc.
                                       Managing Owner
                                       Campbell Alternative Asset Trust

                                       Prepared without audit

Dear Investor,

Early struggle in currencies offsets profits from equity market declines ...

The 2007 credit crisis proceeded into the New Year with more write-downs, more credit downgrades, and a growing realization that sub-prime issues will have broader and longer-lasting impacts than initially suspected.

Considerable "stress" across global equity markets benefited Campbell trading in January, which significantly offset losses stemming from the currency sector. Weak domestic economic data caused the FOMC to cut short-term rates by a total of 1.25% during the month, which included an unprecedented 0.75% emergency cut. The S&P 500 recorded one of its worst performances for January in the history of the index.

Currency trading in early January proved difficult as market-wide risk reduction was observed in several key crosses and the dynamics of high yielders were mixed amid changing short-term interest rates.

Trading in fixed income produced slightly negative results as gains from the short end of the curve were offset by losses on the long end. Mid-month recession fears, weak housing data and a gloomy Bernanke testimony caused the curve to steepen substantially.

Small gains were recorded in energy trading, while precious metals trading was positive and base metals trading was negative.

Anticipating continued market volatility ahead, we welcome the investment opportunities that we deem it may provide. Please do not hesitate to contact me if you have any questions.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust